Exhibit 10.24

Heartland Financial USA, Inc.
POLICY ON DIRECTOR FEES

ADOPTED BY HEARTLAND BOARD OF DIRECTORS NOVEMBER 14, 2006

Heartland Financial USA, Inc. will pay fees under the following schedule to its non-employee directors for each board of directors and committee meetings attended during the year 2007:

Regular board meeting                    $950.00
Committee meeting        $700.00

The director acting as Chairman of the board of directors or committee meeting will be paid an additional $350.00 for the meeting chaired.

Non-employee directors are also eligible to receive incentive stock awards under the 2005 Long-Term Incentive Plan. Beginning in 2006, each non-employee director will receive 300 shares of Heartland common stock annually on December 31.

POLICY ON EXPENSE REIMBURSMENT FOR DIRECTORS

ADOPTED BY HEARTLAND BOARD OF DIRECTORS JULY 20, 2004

Heartland Financial USA, Inc. will reimburse its non-employee directors for reasonable expenses incurred for board of directors’ and committee meetings and for traveling on other Heartland business. This policy contains guidelines that explain the types of expenses that are reimbursable and instructions for requesting reimbursement.

TRANSPORTATION
Directors traveling for a Heartland board of directors’ or committee meeting will be reimbursed at the allowable cents per mile as established by the Internal Revenue Service based on mileage from their home to the meeting location. If the director travels by any other means of transportation (bus, train, air), submission of the receipt will be required. The director will also be reimbursed for parking fees, tolls and/or cab fares incurred while attending Heartland board of directors’ and committee meetings.

LODGING & MEALS
Lodging - The cost of overnight accommodations incurred in connection with Heartland board of directors’ or committee meetings will be reimbursed. Submission of a hotel invoice or credit card slip with the hotel name stated will be required.

Meals - All interim meals and restaurant gratuities incurred in the course of travel to the Heartland board of directors’ or committee meetings will be reimbursed. The meal reimbursement will be limited to normal and reasonable meal costs. Heartland’s president and CEO will make the final decision on the reasonableness of the meal costs submitted for reimbursement.

Telephone - Charges for telephone calls made in conjunction with a Heartland board of directors’ or committee meeting may be submitted for reimbursement. A copy of the phone bill delineating the specific charges will be required.

REIMBURSEMENT
All requests for reimbursement of allowable expenses shall be submitted in writing to the Heartland Financial USA, Inc. Administration Department, who will process and submit the request to the Accounts Payable Department. Expenses submitted for reimbursement must be supported with detailed documentation as specified above.